Exhibit 4.1


Certain portions of this Exhibit have been omitted pursuant to a request for "Confidential Treatment" under Rule 24b-2 of the Securities and Exchange Commission. Such portions have been
redacted and bracketed in the request and appear as [   ] in
the text of this Exhibit. The omitted confidential information has been filed with the Securities and Exchange Commission



OPTION AGREEMENT


THIS OPTION AGREEMENT, dated as of June 18, 2001 (the "Agreement"), is entered into between AMARIN CORPORATION, plc, a public limited company organized under the laws of the United Kingdom ("Amarin"), having its principal place of business at 7 Curzon Street, London W1Y 7FL, UK, and ELAN PHARMA INTERNATIONAL LIMITED, a corporation organized under the laws of Ireland ("Elan"),having its principal place of business at WIL House, Shannon Business Park, Shannon, County Clare, Ireland, each for themselves and their respective affiliates.

RECITALS

A. Elan is the owner or exclusive licensee of certain Rights (as defined below) relating to a Zydis(r) formulation of selegeline hydrochloride (the Product) presently known as Zelapar(tm), which may have utility in the treatment of Parkinson's disease and other diseases or conditions.

B. Amarin wishes to evaluate these Rights and to obtain an exclusive option for a transfer and assignment of such Rights in the Territory in the Field, each as defined below, and Elan is willing to make such disclosure as may be relevant to Amarin for purposes of its evaluation, and to grant such option for a transfer and assignment of the Rights upon the terms and conditions hereinafter set forth.

C. Elan and Amarin, should Amarin exercise its Option (as defined below), wish to enter into an Assignment Agreement for the Rights in the Territory in the Field; and in the meantime, to establish a steering committee for the management of the completion of development of Zelapar in the Territory.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth below, the parties hereby agree as follows:

1. Rights Subject to Option; Information Provided to Amarin.

	1.1	Rights Defined.  For the purposes of this
Agreement, "Rights" shall mean all of Elan's right, title and interest in any data, information, or know-how pertaining to, and any license or other rights in, the Product in the Territory, now owned or controlled or hereafter acquired by Elan. By way of illustration, the foregoing Rights shall include but not be limited to (i) all of Elan's rights under the License and Supply Agreement between Elan or its affiliates and RP Scherer and Company, as amended (the "Scherer Agreement"), as it pertains to the Territory, and
(ii) all clinical, preclinical and other data, protocols, inventory, work in progress, regulatory rights or applications of any kind (such as a New Drug Application ("NDA") for the Product), contract rights, market research, patent rights, patent applications, trademark rights, trademark applications, and any know-how associated with the Product for use in the Territory.

	1.2	Information.  Elan shall provide Amarin with
continuing access to and, as appropriate, copies or samples of materials it has within its possession or control which are the subject of the Rights, together with all additional information, data, patent or trademark disclosures and know-how relating thereto now known to or hereafter developed or obtained by Elan during the Option Period (as defined below) (the "Information"), all on the terms and subject to the conditions of this Agreement.

2.	Evaluation by Amarin.

	2.1	Right to Evaluate.  During the Option Period,
Amarin shall have the continuing right to review the Information as Amarin determines is necessary to evaluate its interest in exercising the Option. During the Option Period, Amarin shall use the Information solely for that purpose. Elan shall make the Information available at its expense at 800 Gateway Blvd, South San Francisco, California 94080.

	2.2	Return of Information if Option not Exercised.
If Amarin terminates (which can occur only as provided in Section 8.2 below) or fails to timely exercise the Option, Amarin shall return to Elan, within thirty (30) days following the termination of the Option Period, all Information of Elan and all copies thereof (or Amarin's written confirmation that it has destroyed all such copies), except for one complete set of Information which Amarin may retain and use solely for compliance purposes under the confidentiality requirements of this Agreement.

3.	Option to License.

	3.1	Grant of Option.

	(a) Elan hereby grants to Amarin the following exclusive option (the "Option"), during the Option Period, to obtain an exclusive transfer and assignment of the Rights, on the terms stated below and in Exhibit A attached hereto and incorporated by this reference, to use,promote, distribute and sell the Product in the Territory, for use in the field of human therapeutic treatment of any disease, condition or disorder (the "Field"). It is understood and agreed that Elan retains all rights in the Product outside the Territory which it now or hereafter may own or control. For the purposes of this Agreement, the Territory shall mean the United States.

	(b) This Option is exercisable by written notice to Elan received at any time during the Option Period. If Amarin timely exercises the Option, the parties promptly shall negotiate in good faith and execute a mutually acceptable definitive assignment agreement (the "Assignment Agreement") which shall incorporate the terms and conditions set forth in this Agreement and shall include other terms and conditions which are reasonable and customary in transactions of this nature.

	(c) If the parties are unable to agree upon the form of the Assignment Agreement within thirty days of the date of the exercise of the Option, the parties shall submit any outstanding issues to senior management of each party, who shall negotiate in good faith a resolution. If thirty days after such submission to senior management issues remain unresolved, either party may submit its proposed Assignment Agreement to an arbitrator in the San Francisco, California area, selected under the then-current Commercial Rules of the American Arbitration Association, who will select one of the two proposed agreements, in its entirety. The arbitrator's decision will be final, binding and enforceable in a court of competent jurisdiction in San Francisco, California, which shall have exclusive jurisdiction over the matter.

	(d) Among other things, the Assignment Agreement shall provide that Amarin shall assume and perform Elan's obligations under the Scherer Agreement as of the date of the transfer and assignment of the Rights; that in the event of a conflict between the Scherer Agreement and the Assignment Agreement, the Scherer Agreement shall control; and that the parties shall cooperate reasonably to enable the other to fulfill their respective remaining obligations under the Scherer Agreement in and outside the Territory.

	3.2	Option Period.  The "Option Period" shall mean
the period commencing on the date of this Agreement and expiring at 5:00 p.m. Pacific time on the day which is the earlier of the following: (i) thirty (30) days from the date on which Amarin receives a copy of the written approval of a New Drug Application ("NDA") by the Food and Drug Administration ("FDA") for immediate marketing of Zelapar in the Territory or
(ii) execution by both parties of the Assignment Agreement.

	3.3	Option Fees.  In full consideration for the
Option granted to Amarin, within three (3) business days of execution of this Agreement by both parties, Amarin shall pay to Elan a non-refundable, non-creditable option fee of One Hundred Thousand Dollars ($100,000).

	3.4	Pursuit of New Drug Application.  During the
Option Period, Elan shall be responsible for and shall use Commercially Reasonable Efforts to diligently pursue the preparation, submission, acceptance for filing and substantive review, and approval of an NDA for the Product with the FDA; shall continue the prosecution and maintenance of all its patents, patent applications, trademarks and trademark applications included in the Rights; and shall consult with and consider the reasonable requests of Amarin in connection with the above. "Commercially Reasonable Efforts" of a Party shall mean efforts consistent with the exercise of its prudent business judgment as applied to other clinical, regulatory and commercialization efforts for products of similar performance and potential as would be undertaken in the pharmaceutical industry, but not less than those efforts applied by that Party to other similar products of its own product line.

4.	Steering Committee.

	4.1 Formation of Steering Committee. Promptly following execution of this Agreement, the Parties will agree on a Zelapar Steering Committee consisting of an equal number of Elan and Amarin members. The initial chair of the Steering Committee shall be designated by Elan and shall rotate between Elan and Amarin at least annually. Elan and Amarin may each designate a proxy or substitute for its members, and may substitute its members.

	4.2	Steering Committee Meetings; Project Plan. The
Steering Committee will meet within thirty (30) days of execution of this Agreement, at 800 Gateway Blvd., South San Francisco, California 94080, and no less than quarterly thereafter at a site to be mutually agreed, with minutes and next quarter objectives to be distributed by the chair and approved; each party will pay its own expenses in attendance and related activities. A draft of the plan for completion of development and approval of an NDA for the Product (the "Plan") will be drafted by Elan for review and approval, not to be unreasonably withheld, by Amarin. The Plan will contain milestone events and timelines for review and approval by the Steering Committee. Thereafter, the Plan may be amended only by majority vote of the Steering Committee. Material deviations in executing the Plan must be approved in advance by the Steering Committee. It is understood and agreed that Elan will perform and manage the day-to-day execution and operations of the Plan. Disputes not resolved by the Steering Committee within fourteen
(14) days shall be referred to respective company senior management for good faith discussion and resolution.

	4.3  Project Team.  In addition to the Steering
Committee, Amarin shall be entitled to attend and participate in and receive all materials provided to Elan's Project Team for Zelapar.

	4.4 	Expenses.  In return for the consideration
provided under this Agreement upon exercise of the Option, Elan will bear all costs and expenses (internal and external) associated with performing its obligations under this Agreement, including without limitation Section 3.4 above, and the implementation of the Plan.

5.	Confidentiality.

	5.1	Confidential Information.  Except as otherwise
provided in this Section 5, during the term of the Option Period, each party shall maintain in confidence all information of the other party (including any Product samples) disclosed by the other party under the Agreement (the "Confidential Information"), and shall not use, disclose or grant the use of the Confidential Information of the other party, except to its and its affiliates' directors, officers, employees, permitted assignees, agents, consultants, clinical investigators and contractors, to the extent such disclosure is reasonably necessary in connection with such party's activities as expressly authorized by the Agreement. To the extent that disclosure is authorized by the Agreement, prior to disclosure, each party hereto shall obtain agreement of any such person or entity to hold in confidence and not make use of the Confidential Information for any purpose other than those permitted by the Agreement. Each party shall notify the other promptly of any unauthorized use or disclosure of the other party's Confidential Information.

	5.2	Permitted Disclosures.  The confidentiality
obligations contained in Section 5. 1 above shall not apply to the extent that (a) the receiving party (the "Recipient") is required to disclose Confidential Information by law, order or regulation of a governmental agency or a court of competent jurisdiction, provided that the Recipient shall provide to the disclosing party written notice and sufficient opportunity to object to such disclosure or to request confidential treatment thereof; or (b) the Recipient can demonstrate that (i) the Confidential Information was public knowledge at the time of such disclosure by the Recipient, or thereafter became public knowledge, other than as a result of actions of the Recipient, its affiliates and licensees in violation hereof; (ii) the Confidential Information was rightfully known to or independently developed by the Recipient, its affiliates or licensees (as shown by its written records) prior to the date of disclosure to the Recipient by the other party hereunder; or (iii) the Confidential Information was received by the Recipient, its affiliates or licensees on an unrestricted basisfrom a source unrelated to any party to the Agreement and not under a duty of confidentiality to the other party.

	5.3	Terms of the Agreement and Use of Name.  Except
as otherwise provided in Sections 2.2 and 5.2 above, Elan and Amarin shall not disclose any terms or conditions of the Agreement to any third party without the prior consent of the other party, not to be unreasonably withheld.

6.	Representations, Warranties and Covenants.

	6.1	Elan.  Elan represents and warrants that it has
the full right and authority, and has taken all necessary corporate action, to provide access to the Information, grant Amarin the exclusive Option and, if exercised, enter into the Assignment Agreement as set forth in this Agreement. Elan warrants that Elan's entering into and performing this Agreement will not conflict with or create a default under any agreement or obligation binding on Elan or any of the assets or property which are the subject of this Agreement.

Elan further warrants that:

	(a) it is the sole owner or exclusive licensee of the Rights (with full right to grant the option and transfer and assign under any license agreement, without the necessity of obtaining any consents of third parties other than Scherer, and that such right, title and interest is unencumbered by any lien, charge, claim or encumbrance of any kind; and

	(b) it is the sole owner or exclusive licensee (with the full right to sublicense under any license agreement, without the necessity of obtaining any consents except Scherer) of the patent(s) or patent applications in the Territory which claim fast-dissolving drug delivery systems which Scherer owns or under which Scherer is licensed with the right to sublicense (the "Patent Rights"); Exhibit B contains a complete and accurate listing of the Patent Rights (plus certain other patent rights outside of the Territory, to which Elan makes no representation or warranty) as of the date of the Scherer Agreement, which Elan has no reason to believe is inaccurate or incomplete; and to Elan's knowledge, the Patent Rights are unencumbered by any lien, charge, claim or encumbrance of any kind.

	(c) from now through the expiration or termination of this Agreement or the exercise of the Option, whichever first occurs, Elan shall not convey, sell, transfer, license, assign or encumber any interest in any of the Rights, including without limitation the Information or Patent Rights, or agree to do any of the foregoing.

	6.2	Amarin. Amarin represents and warrants that it
has the full right and authority, and has taken all necessary corporate action, to enter into and perform its obligations under this Agreement and, if the Option is exercised, enter into the Assignment Agreement as set forth in this Agreement. Amarin warrants that its entering into and performing this Agreement will not conflict with or create a default under any agreement or obligation binding on Amarin. Following the exercise of the Option, Amarin shall not sell, assign, transfer, convey, license or otherwise substantially dispose of the Rights in and to the Product to a third party (except as provided in Section 10.3 below) without the prior written consent of Elan, not to be unreasonably withheld.

7.	Financial Terms; Purchase Price, Milestone Payments, Royalty.

	7.1 Purchase Price. Upon the closing of the Option, which shall occur on a mutually agreed date as soon as practicable after the exercise of the Option, Amarin shall pay to Elan the amount of Ten Million Dollars ($10,000,000). This payment shall not be subject to any future performance obligations of Elan to Amarin and shall not be applicable against any future services provided by Elan to Amarin.

	7.2 Milestone Payments. Amarin shall pay Elan one-time milestone payments based upon annual revenues from the sale of theProduct in the Territory as follows:

	(a) Following exercise of the Option, Amarin shall make a one-time payment of Twelve Million Five Hundred Thousand Dollars $12,500,000) payable within sixty (60) days of the end of the first successive twelve months in which Net Sales of the Product in the Territory in that twelve month period exceed fifteen million dollars $15,000,000).

	(b) Following the time period described in (a) above, Amarin shall make a second one-time payment of Fifteen Million Dollars($15,000,000) payable within sixty (60) days of the end of the first successive twelve months in which Net Sales of the Product in the Territory in that twelve month period exceed twenty million dollars $20,000,000), provided that such twelve-month period shall not overlap with the twelve month period described in (a) above.

	(c) Amarin shall make a third one-time payment of Fifteen Million Dollars ($15,000,000) payable on the eighth anniversary of the exercise of the Option, unless extended by reason of the payment in subparagraph (b) above not yet having been made; in which case the third payment shall not be due until the day on which that prior milestone payment is due. This payment shall be reduced by the amount of royalty payments made under Section 7.3, below.

For the purposes of this Agreement: "Launch Year" shall mean a consecutive twelve-month period beginning on the date of the first commercial sale of the Product following approval of the NDA, or on a subsequent anniversary of that date. "Net Sales" shall mean the aggregate gross sales of the Product by Amarin and its Affiliates (other than sales among Amarin and its Affiliates) determined in accordance with UK generally accepted accounting principles, consistently applied ("GAAP"), less the following as specifically incurred for the Product: cash, trade or quantity discounts; sales, use, tariff, or other excise taxes imposed upon particular sales; transportation charges; and other credits or allowances, including those granted on account of prices, adjustments, wholesaler chargebacks, returns or rebates, if any are incurred or granted. In connection with all amounts based upon Net Sales payable to Elan pursuant to this Agreement, upon Elan's request Amarin shall provide documentation supporting any of the deductions to Net Sales set forth above. Any other sales or transfers among Amarin or Amarin Affiliates shall not be included in the definition of Net Sales. In such cases Net Sales shall be determined based on the invoiced sale price by the Affiliate to the first third party trade purchaser, less the deductions allowed under this definition. Deductions to arrive at Net Sales shall be determined in accordance with GAAP. Elan shall have the right, upon reasonable advance written notice to Amarin and during regular business hours, to inspect the records of Amarin relating to the calculation of Net Sales hereunder. Such inspection shall be conducted by an independent third party auditor chosen by Elan and reasonably acceptable to Amarin. Such inspection shall be at Elan's cost, unless a discrepency in payment of more than 5% is found, in which case, it shall be at Amarin's cost. The parties shall reconcile any discrepancy found within 30 days of receipt of the report of the auditor. Elan's audit right, as described, shall survive any expiration or termination of this Agreement, such that Elan's right shall survive one (1) year beyond payment by Amarin of the final payment to Elan owed hereunder.

	7.3	Royalty Payments.  For the first eight (8) Launch Years,
Amarin shall pay Elan a royalty of [     ] percent ([   ]%) of Net
Sales during that period, payable no more than forty-five (45) days from the end of each calendar quarter for which a payment is due.
The total of all such payments made shall be credited against the third milestone payment described in Section 7.2(c) above.

8.	Termination.

	8.1	The Option shall terminate without further notice or
action upon the expiration of the Option Period if Amarin fails to timely exercise the Option as provided in this Agreement.

	8.2	Amarin may terminate the Option prior to expiration
of the Option Period at any time only by notifying Elan in a writing (signed by the CEO or the President of Amarin) of its decision not to exercise the Option and specifically referring to this Agreement.

	8.3	Elan may terminate this Agreement and the Option in
the event of a Change of Control of Amarin. For the purposes of this Agreement, a Change of Control of Amarin shall mean circumstances where any third party shall, directly or indirectly, acquire fifty percent (50%) or more of the then voting stock of Amarin, or otherwise merge, consolidate or enter into any similar transaction (or binding agreement in respect thereof) with Amarin in a transaction after which Amarin is not the controlling entity.

9.	Default.  Subject to Section 6.2 above, if either party fails to perform or fulfill at the time and in the manner herein provided any material obligation or condition required to be performed by such party (the "Defaulting Party") hereunder, and if such Defaulting Party fails to remedy such default within thirty (30) days after written notice thereof from the non-defaulting party, the non-defaulting party shall have the right to immediately terminate the Agreement by written notice to the Defaulting Party, in addition to any other rights it may have.

10.	Miscellaneous.

	10.1	 Notices. Any consent, notice or report required or
permitted to be given or made under the Agreement by one of the parties hereto to the other party shall be in writing, delivered personally or by facsimile (and promptly confirmed by personal delivery, U.S. first class mail or courier), U.S. first class mail or courier, postage prepaid (where applicable), addressed to such other party at its address indicated below, or to such other address as either party may notify the other in accordance with this Section, and (unless otherwise provided in this Agreement) shall be effective upon receipt by the addressee.

If to Amarin:           Amarin Corporation, plc
                        7 Curzon Street
                        London W1Y 7FL, UK
                        Attention: CEO
				Facsimile:  +44-207-499-9004
                        Attn: Chief Executive Officer

with a copy to:         Amarin Corporation, plc
                        Two Belvedere Place, Suite 330
                        Mill Valley, California  94941
                        Attention: Executive Vice
                                   President, Legal
                        Facsimile:  415-389-4756

If to Elan:             Elan Pharma International Limited
                        c/o Elan International Services Ltd
                        102 St. James Court, Flatts,
                        Smiths FL04, Bermuda
                        Attention:  Director
                        Facsimile:  441-292-2224



	10.2	Governing Law.  The Agreement shall be governed by and
construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law principles thereof.

	10.3	 Assignment.  Subject to Elan's right of termination
in Section 8.3, neither party shall assign its rights or obligations under the Agreement without the prior written consent of the other party hereto; provided, however, that either party may, without such consent, assign the Agreement and its rights and obligations hereunder to an affiliate, or in connection with the transfer or sale of all or substantially all of its assets or business, or in the event of its merger or consolidation or change in control or similar transaction (again subject to Elan's right of termination in the event of an Amarin Change of Control), and provided further that any permitted assignee assumes in writing all obligations of its assignor under this Agreement.

	10.4	Waivers and Amendments.  No change, modification,
extension, termination or waiver of this Agreement shall be valid unless made in writing and signed by duly authorized representatives of the parties.

	10.5	Entire Agreement.  This Agreement, together with the
exhibits hereto, embodies the entire understanding between the parties and supersedes any prior understanding and agreements between and among them respecting the subject matter. There are no representations, agreements, arrangements or understandings, oral or written, between the parties relating to the subject matter of the Agreement which are not fully expressed herein.

	10.6	Counterparts.  The Agreement may be executed in two
or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.




[Remainder of Page Intentionally Left Blank]



	10.7	Further Assurances.  The parties shall take any other
actions, including without limitation the execution and delivery of documents, as may be reasonable, necessary or appropriate to carry out the intent of this Agreement.


IN WITNESS WHEREOF, the parties have duly executed and delivered the Agreement as of the date first written above.

ELAN PHARMA
INTERNATIONAL LIMITED			AMARIN CORPORATION, plc



By: 	________________________	By:_________________________

Name:_________________________     Name:__________________________

Title: _________________________  Title:__________________________

Date: ________________________    Date: _______________________






                               EXHIBIT A

                           LOI AND TERM SHEET







                     elan pharma international limited

                     WIL House, Shannon Business Park
                     Shannon, County Clare, Ireland
                     Telephone (+353 611 382533, (+353 1) 709 4040
                     Fax (+353 61) 362097, (+353 1) 709 4082

June 18, 2001

Via Federal Express
Richard A B Stewart
Chief Executive Officer
Amarin Corporation plc
7 Curzon Street
London W1Y 7FL
UK

Re:  Zelapar(tm) (Zydis(r) selegiline)

Dear Rick:

This will confirm the agreement of Elan Pharma International Limited ("Elan") and Amarin Corporation, plc ("Amarin") to enter into a transaction by which Elan will grant to Amarin the exclusive option to acquire all of Elan's right, title and interest in and to Zelapar in the United States, on the terms contained in the attached Term Sheet, a copy of which is attached and incorporated by this reference ("Term Sheet").

In that respect, Elan and Amarin will each use diligent efforts to negotiate in good faith and enter into a definitive option agreement (the "Agreement") which, in addition to the attached terms, will contain such other terms and conditions as are reasonable and customary in such transactions. If the parties do not enter into the Agreement on or before June 30, 2001, any remaining issues shall then be referred to senior management for good faith resolution.

The agreed transaction under this letter and the Agreement will be subject to the consent of any necessary third parties or governmental entities, including without limitation Scherer DDS, a division of R.P. Scherer Limited, or its successors in interest. If required, Elan and Amarin will cooperate to use diligent efforts to obtain any such consents as soon as is practical.

This letter expresses our entire agreement on the subject matter, supersedes any prior agreements (other than the Term Sheet) and may not be amended except in writing signed by Elan and Amarin.

If the foregoing accurately sets out the agreement between Amarin and Elan, please sign one of the two original enclosed copies of this letter and return to me as soon as possible.

Best Regards,


David Hurley
Director

Acknowledged and Agreed:

Amarin Corporation, plc

By:___________________
   Richard A B Stewart





                             TERM SHEET
                   ZELAPAR OPTION AND PURCHASE AGREEMENT
                         BETWEEN ELAN AND AMARIN


May 16, 2001


Product:                Elan and Amarin would enter
                        into an agreement (the "Option
                        and Purchase Agreement") under
                        which Elan would transfer to
                        Amarin exclusive purchase
                        rights for Zelapar.

Supply:                 Supply contract(s) and
                        responsibilities will be
                        transferred from Elan to Amarin
                        no later than December 31, 2001.

Purchase Option
Payments:               Amarin will pay Elan $100,000
                        for the option right to purchase
                        Zelapar outright.  This amount
                        is payable on closing.

Purchase Option:        Upon NDA approval Amarin will have
                        the option to purchase Permax
                        outright (the "Purchase Option").
                        Milestone payments are as follows:

                        The initial consideration of
                        $10,000,000 is payable on NDA
                        approval.

                        The second payment of $12,500,000
                        is payable once fiscal Zelapar
                        revenues reach or exceed $15,000,000.

                        The third payment of $15,000,000 is
                        payable once fiscal Zelapar revenues
                        reach or exceed $20,000,000.

                        The fourth payment of $15,000,000 is
                        payable in 2010. This payment can be
                        extended under certain circumstances.

Royalty Payments:       Amarin will pay Elan [    ]% of
                        net sales as a part of the total
                        consideration and this amount can
                        be offset against the fourth
                        payment of $15,000,000. This royalty
                        is payable for eight years from NDA
                        approval.

Research and
Development Costs:      Elan will pay all research,
                        development and filing costs up
                        to and including NDA approval.

Change of Control:      In the event of a Change of
                        Control involving Amarin,
                        including an event that would
                        give rise to the triggering of
                        the CVRs, Elan shall have the
                        right to terminate this agreement
                        in which case all rights to Zelapar
                        will revert to Elan.

Subsequent
Disposal:               Following the exercise of the
                        Purchase Option, Amarin will not
                        dispose of Zelapar to a third
                        party without the prior written
                        consent of Elan.



                                EXHIBIT B

                               PATENT RIGHTS



ATTACHMENT A


ZYDIS PATENTS

1	PRODUCT AND PROCESS

Country         Patent No.    Application No.    Expiry Date

 US	     	   4371516                          31/Jan/2000

2	PRODUCT AND PROCESS

Country       Patent No.    Application No.    Expiry Date

Canada        1200960                          24/Feb/2003
Mexico        174712                           02/Dec/2002
Philippines   18441                            07/Jul/2002

3	DOSING OF A PREFORMED MATRIX

Country     Patent No.    Application No.      Expiry Date

Canada         1195250                          14/Oct/2002
Mexico         168190      195530               09/Dec/2002
Philippines    18298                            28/May/2002
US             4754597                          05/Jul/2005

4	FREEZING IN A LIQUID MEDIUM

Country     Patent No.    Application No.    Expiry Date

Canada          1197700                      09/Dec/2002
Mexico          162818                       27/Jul/2005
Philippines     17895                        20/Jan/2002
Taiwan          23617                        31/Oct/2000
US              4470202                      26/Nov/2002

5	CHILD RESISTANT PACK

Country     Patent No.    Application No.    Expiry Date

US          5046618        615489            19/Nov/2010

6	ION-EXCHANGE RESIN

Country     Patent No.    Application No.    Expiry Date

US          5188825        458311            23/Feb/2010

7	BALANCED TRILAMINATE BLISTER FILM

Country     Patent No.    Application No.    Expiry Date

Canada                        2129254
Mexico                        94/3749
US                            08/841578
US            5729958         08/448469        01/Dec/2012
US            5343672         07/985040        01/Dec/2012

8	STEPPED-EDGE BLISTER PACK

Country     Patent No.    Application No.    Expiry Date

Canada                     2144538
US          5358118        08/198644          18/Feb/2014

9	EMBOSSING

Country    Patent No.    Application No.    Expiry Date

Canada                        2149659
Mexico                        947546
US                            08/619478
US         5457895            08/104486       01/Oct/2013

10	EMBOSSING ALUMINIUM

Country     Patent No.    Application No.    Expiry Date

PCT                        PCT/GB98/02442

11	GLYCINE FORMULATIONS

Country     Patent No.    Application No.    Expiry Date

Canada                     333872
Mexico                     932689
Philippines                46138
Taiwan                     82104563
US          5648093        08/447253           15/Jul/2014
US          5558880        234295              24/Sep/2013

12	SELEGILINE - STABILISATION

Country     Patent No.    Application No.    Expiry Date

US                         08/894,765

13	SELEGILINE -PRE-GASTRIC ABSORPTION

Country     Patent No.    Application No.    Expiry Date

Canada                      2214026
Mexico                      976647
US                          08/894764